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                                                                    EXHIBIT 99.1

[ANC LOGO]
RENTAL
CORPORATION(sm)
Alamo National

FOR IMMEDIATE RELEASE                                   FOR INFORMATION CONTACT:
---------------------                                                 Judy Joffe
                                                        Corporate Communications
                                                                    954-320-4025
                                                 anccommunications@ancrental.com

                        ANC APPROVED TO SPEND $1 BILLION
                   - Up to 50,000 New Cars Will Be Purchased -

         FORT LAUDERDALE, FL (FEBRUARY 11, 2002) - ANC Rental Corporation won court approval Wednesday, February 6, of its agreement with MBIA Insurance Corporation to use up to $1 billion of financing capacity by ARG Funding Corporation, a wholly-owned subsidiary of ANC, to purchase new vehicles. MBIA insures a portion of the debt issued by ARG Funding Corporation, which is ANC's domestic fleet financing subsidiary.

         "This was a critical step in our restructuring efforts. It keeps us competitive and allows us to buy up to 50,000 vehicles now when travel is picking up. We are very appreciative of the continued confidence of MBIA and our creditors committee," said Larry Ramaekers, chief operating officer and president of ANC Rental Corporation.

         The company has begun placing orders for delivery in early March as it begins to ramp up for the spring and summer season when car rental volume peaks. ANC has reached an agreement with several major automobile manufacturers, including GM, Chrysler, Mitsubishi, Toyota, among others, to supply it with vehicles.




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ANC APPROVED TO SPEND $1 BILLION
PAGE 2

         ANC Rental Corporation, headquartered in Fort Lauderdale, is one of the world's largest car rental companies with annual revenue of approximately $3.2 billion in 2001. ANC Rental Corporation, the parent company of Alamo and National, has more than 3,000 locations in 69 countries. Its more than 17,000 associates serve customers worldwide with an average daily fleet of approximately 271,000 automobiles.

         Certain statements and information included in this press release constitute "forward-looking statements" within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements. Additional discussion of factors that could cause the actual results to differ materially from management's projection, forecasts, estimates and expectations is contained in the Company's Form 10-K and other SEC filings.

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